Exhibit 5.14

Dumoulin Black LLP

February 12, 2010

TO:	Seabridge Gold Inc.
Ontario Securities Commission
Alberta Securities Commission
British Columbia Securities Commission
United States Securities and Exchange Commission
Toronto Stock Exchange

Re:	Seabridge Gold Inc. (the "Company")
Consent of Expert

Reference is made to the Company's Short Form Base Shelf Prospectus (Final) dated February 12, 2010 and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Company's Registration Statement on Form F-10/A dated February 12, 2010 (the “Registration Statement”).

We hereby consent to: (i) being named in the Prospectus and the Registration Statement; and (ii) the Company’s use and reference in the Prospectus and the Registration Statement to our opinions relating to the disclosure in the Prospectus and the Registration Statement (the “Opinions”).

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in them that are: (i) derived from the Opinions; or (ii) within our knowledge as a result of the services performed by us in connection with the Opinions.

Yours truly,

Sincerely,

/S/ DUMOULIN BLACK LLP

DuMoulin Black LLP
Vancouver, Canada

February 12, 2010